AGREEMENT AND PLAN OF MERGER

     SHARE EXCHANGE AGREEMENT , dated as of October 7, 2009 (this “ Agreement ”) by and among Paragon Toner, Inc. (“ Paragon ”), the stockholders of Paragon (the “ Paragon Shareholders”), Lexon Technologies Inc., a Delaware corporation (the “Company ”), and the stockholders of the Company.

     WHEREAS , the Paragon Shareholders own 100% of the issued and outstanding ordinary shares of Paragon (such shares being hereinafter referred to as the “Paragon Shares”) ; and

     WHEREAS , (i) the Paragon Shareholders and Paragon believe it is in their respective best interests for the Paragon Shareholders to exchange 15,069 Shares of Paragon representing 100% of all issued outstanding shares of Paragon (“Paragon Shares”) for 347,448,444 newly-issued shares of the (“the Company Shares ”) of common stock, $0.006 per share, of the Company (the “ Common Stock ”) (ii) The Company believes it is in its best interest and the best interest of its stockholders to acquire the Paragon Shares in exchange for the Company Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “ Share Exchange ”)

     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF PARAGON SHARES FOR THE COMPANY SHARES

     Section 1.1 Agreement to Exchange Paragon Shares for The Company Shares . On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Paragon Shareholders shall assign, transfer, convey and deliver the Paragon Shares to the Company. In consideration and exchange for the Paragon Shares, the Company shall issue, transfer, convey and deliver the Company Shares to the Paragon Shareholders.

     Section 1.2 Conditions Precedent. The Company prior to Closing will have effectuated the following as Conditions Precedent of the Execution of this Agreement

a.	Obtaining Shareholder Approval for the Share Exchange in the form of a Shareholder Meeting or Shareholder Resolution.

b.	Executing via the above a increase of authorized shares from 100,000,000 shares to 2,000,000,000 shares.

This entire agreement is subject to the execution of the above at the earliest date possible.

     Section 1.3 Closing and Actions at Closing . The Effective Date of this Agreement shall be October 22 , 2009. The closing of the Share Exchange (the “ Closing ”) shall take place remotely via the exchange of documents and signatures within 30 days of the consummation of this Agreement (the “Closing Date ”).

     Section 1.4 Directors of The Company at Closing Date . Upon consummation of this Agreement, two of three current Board of Directors shall resign from the board of directors of The Company (the “ The Company Board ”) and Paragon will appoint 3 directors to the board of directors. Paragon will have the managerial control of the Company, and will appoint new officers to the company.

     Section 1.5 Reverse Merger – Paragon and the Paragon Shareholders will cause the dissolution of Paragon as soon as practicable after the consummation of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

     Section 2.1 Corporate Organization

     a. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the activities, business, operations, properties, assets, condition or results of operation of the Company. “ Material Adverse Effect ” means, when used with respect to the Company, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company, or materially impair the ability of the Company to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

     b. Copies of the certificate of incorporation and by-laws of the Company with all amendments thereto, as of the date hereof (“The Company Charter Documents ”), have been furnished to Paragon, and such copies are accurate and complete as of the date hereof..

     Section 2.2 Authorization, Validity and Enforceability of Agreements . The Company has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Company and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. The Company does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the Company Shares or securities in connection with the Private Placement.

     Section 2.3 Financial Statements; SEC Filings .

     a. The Company’s financial statements (the “ Financial Statements ”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America ( “U.S. GAAP” ) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of The Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. The Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP. It is understood by the Company that Paragon and the Paragon Shareholders have relied on the accuracy of the Financial Statements to proceed with the Share Exchange. The Company hereby attests to the accuracy of the Financial Statements.

     b. The Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act ( the “ Public Reports ”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “ Sarbanes/Oxley Act ”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of the Company in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. It is understood by the Company that Paragon and the Paragon Shareholders have relied on the accuracy of the Public Reports to proceed with the Share Exchange. The Company hereby attests to the accuracy of the Public Reports.

     Section 2.4 No Integrated Offering. The Company does not have any registration statement pending before the Commission or currently under the Commission’s review and since the Closing Date, except as contemplated under this Agreement

     Section 2.5 No Undisclosed Events or Circumstances . No event or circumstance has occurred or exists with respect to the Company or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company has not provided to Paragon, or the Paragon Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARAGON

     Paragon represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to Paragon, are true and complete as of the date hereof.

     Section 3.1 Incorporation . Paragon is a company duly incorporated, validly existing, and in good standing under the laws of the State of California and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Paragon’s Articles of Organization or bylaws . Paragon has taken all actions required by law, its Articles of Organization or bylaws, or otherwise to authorize the execution and delivery of this Agreement. Paragon has full power, authority, and legal capacity and has taken all action required by law, its Articles of Organization or bylaws , and otherwise to consummate the transactions herein contemplated.

     Section 3.2 Subsidiaries and Predecessor Corporations . Paragon does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

     Section 3.3 Financial Statements .

     Paragon has obtained its audited balance sheet and the related audited statements of operations, stockholders’ equity and cash flows for the period from 2007 through June 30, 2009 together with the notes to such statements and the opinion of Choi, Kim & Park LLC independent certified public accountants.

     All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Paragon. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Paragon had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Paragon, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

     Paragon has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Paragon has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

     The books and records, financial and otherwise, of Paragon are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

     Section 3.4 Information . The information concerning Paragon set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 3.5 Compliance With Laws and Regulations . To the best of its knowledge, Paragon has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Paragon or except to the extent that noncompliance would not result in the occurrence of any material liability for Paragon. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

     Section 3.6 Approval of Agreement . The Board of Directors of Paragon has authorized the execution and delivery of this Agreement by Paragon and has approved this Agreement and the transactions contemplated hereby.

     Section 3.7 Valid Obligation . This Agreement and all agreements and other documents executed by Paragon in connection herewith constitute the valid and binding obligation of Paragon, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARAGON SHAREHOLDERS

     The Paragon Shareholders hereby represents and warrants to The Company:

     Section 4.1 Authority . The Paragon Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the Paragon Shareholders is a party, to consummate the transactions contemplated by this Agreement to which the Paragon Shareholders is a party, and to perform the Paragon Shareholders’ obligations under this Agreement to which the Paragon Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the Paragon Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the Paragon Shareholders, this Agreement is duly authorized, executed and delivered by the Paragon Shareholders and constitutes the legal, valid and binding obligation of the Paragon Shareholders, enforceable against the Paragon Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

     Section 4.2 No Conflict . Neither the execution or delivery by the Paragon Shareholders of this Agreement to which the Paragon Shareholders is a party nor the consummation or performance by the Paragon Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Paragon Shareholders (if the Paragon Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Paragon Shareholders is a party or by which the properties or assets of the Paragon Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Paragon Shareholders, or any of the properties or assets of the Paragon Shareholders, may be subject.

     Section 4.3 Acknowledgment . The Paragon Shareholders understands and agrees that the Company Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

     Section 4.4 Stock Legends . The Paragon Shareholders hereby agrees with the Company as follows:

     a. Securities Act Legend Accredited Investors. The certificates evidencing the Company Shares issued to the Paragon Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE

SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

     b. Other Legends . The certificates representing such the Company Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

     c. Opinion . The Paragon Shareholders shall not transfer any or all of the Company Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Company Shares, without first providing the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

     Section 4.5 Accredited Investor . All Paragon Shareholders receiving shares of the Company pursuant to this Agreement are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

ARTICLE V

CONDITIONS TO OBLIGATIONS OF PARAGON AND THE PARAGON SHAREHOLDERS

     The obligations of Paragon and the Paragon Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Paragon and the Paragon Shareholders at their sole discretion:

     Section 5.1 Representations and Warranties of the Company. All representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

     Section 5.2 Agreements and Covenants . The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

     Section 5.3 Consents and Approvals . All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

     Section 5.4 No Violation of Orders . No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

     Section 5.5 Other Closing Documents . Paragon shall have received such certificates, instruments and documents in confirmation of the representations and warranties of the Company, The Company’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the Paragon Shareholders and/or their respective counsel may reasonably request.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

     Section 6.1 Representations and Warranties of Paragon and the Paragon Shareholders . All representations and warranties made by Paragon and the Paragon Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

     Section 6.2 Agreements and Covenants . Paragon and the Paragon Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

     Section 6.3 Consents and Approvals . All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

     Section 6.4 No Violation of Orders . No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Paragon shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

     Section 7.1 Publicity . No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

     Section 7.2 Successors and Assigns . This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

     Section 7.3 Fees and Expenses . Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

     Section 7.4 Entire Agreement . This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

     Section 7.5 Severability . This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

     Section 7.6 Titles and Headings . The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

     Section 7.7 Counterparts . This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     Section 7.8 Convenience of Forum; Consent to Jurisdiction . The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of California.

     Section 7.9 Enforcement of the Agreement . The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 7.10 Governing Law . This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof.

     Section 7.11 Amendments and Waivers . Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Signature Page to Follow

     IN WITNESS WHEREOF , the parties hereto have executed this Agreement as of the date first above written.

Lexon Technologies, Inc.

By: /s/ Hyung Soon Lee
Name: Hyung Soon Lee
Title: Chief Executive Officer

PARAGON TONER, INC.

By: /s/ James Park
Name: James Park
Title: President

PARAGON TONER INC, as authorized
representative of the Paragon Shareholders

     /s/ James Park
By: James Park